Exhibit 99.2

NEWS RELEASE

Contacts:	Media:
OSI Pharmaceuticals, Inc.	Joele Frank, Wilkinson, Brimmer Katcher
Kathy Galante (investors/media)	Joele Frank/Andy Brimmer/Eric Brielmann
Senior Director	212-355-4449
631-962-2043
Kim Wittig (media)	Investors:
Director	Burns McClellan
631-962-2135	Lisa Burns
212-213-0006

OSI PHARMACEUTICALS ANNOUNCES DETAILS OF REDEMPTION OF 3.25% CONVERTIBLE SENIOR SUBORDINATED NOTES

MELVILLE, NEW YORK – March 22, 2010 -- OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) will fully redeem on April 21, 2010 all of its remaining outstanding 3.25% Convertible Senior Subordinated Notes due 2023 (the “Notes”) pursuant to the terms of the indenture under which the Notes were issued in September 2003.  The aggregate principal amount currently outstanding of the Notes is $60,467,000.  The CUSIP number for these Notes is 671040 AD 5.

In accordance with the terms of the indenture, the Notes will be redeemed at 5:00 p.m. (New York City time) on April 21, 2010, at a redemption price of $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but excluding, April 21, 2010, after which interest will cease to accrue.

At any time prior to 5:00 p.m. (New York City time) on April 21, 2010, in accordance with the terms of the indenture, holders may convert their Notes into shares of OSI Pharmaceuticals common stock at a price of $50.02 per share, or 19.9925 shares of OSI Pharmaceuticals common stock per $1,000 principal amount of the Notes. Also in accordance with the terms of the indenture, a converting holder of Notes will not be entitled to receive any accrued and unpaid interest, if any, on any Notes being converted, and no adjustments in respect of payments of interest, if any, on Notes surrendered for conversion or any dividends or distributions on OSI Pharmaceuticals common stock issued upon conversion will be made upon conversion of the Notes.  Cash will be paid in lieu of fractional shares.  Any Notes not so converted will be automatically redeemed on April 21, 2010.

The Bank of New York Mellon, the trustee for the Notes under the indenture, is mailing a Notice of Redemption to all registered holders of the Notes today.  Copies of such Notice of Redemption and additional information relating to the procedure for redemption and/or conversion of the Notes may be obtained from The Bank of New York Mellon by calling 1-800-438-5473.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About OSI Pharmaceuticals

OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.

Forward-looking statements

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Various factors may cause differences between current expectations and actual results, including risks and uncertainties associated with Astellas’ tender offer.  Other Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI’s filings with the SEC.